
                                           DEVON ENERGY CORPORATION                      Exhibit 11
                                       Computation of Earnings Per Share

                                                                               Three Months
                                                                               Ended June 30,     Six Months Ended June 30,
                                                                              1997        1996        1997         1996

            PRIMARY EARNINGS PER SHARE

            Computation for Statement of Operations
            Net earnings per statement of operations                     $14,829,990   6,775,388   40,055,536   12,329,314

            Weighted average common shares outstanding                    32,165,904  22,121,786   32,153,667   22,117,138

            Primary earnings per share                                         $0.46        0.31         1.25         0.56

<F1>
            Additional Primary Computation (A)
            Net earnings per statement of operations                     $14,829,990   6,775,388   40,055,536   12,329,314

            Adjustment to weighted average common shares outstanding:
                  Weighted average as shown above in primary
                        computation                                       32,165,904   22,121,786  32,153,667   22,117,138
                  Add dilutive effect of outstanding stock options (as
                        determined using the treasury stock method)          359,857      165,700     359,659      149,357
                  Weighted average common shares outstanding,
                        as adjusted                                       32,525,761   22,287,486  32,513,326   22,266,495

            Net earnings per common share, as adjusted                         $0.46         0.30        1.23         0.55

<F1>
            FULLY DILUTED EARNINGS PER SHARE (A)

            Net earnings per statement of operations                     $14,829,990    6,775,388  40,055,536   12,329,314

            Increase in net earnings from assumed conversion
                  of Trust Convertible Preferred Securities
                  (net of tax effect)                                      1,506,489            -   3,012,977            -

            Net earnings, as adjusted                                    $16,336,479    6,775,388  43,068,513   12,329,314

            Weighted average common shares outstanding as shown
                  in primary computation above                            32,165,904    22,121,786 32,153,667   22,117,138

            Add fully dilutive effect of outstanding stock options
                  (as determined using the treasury stock method)            402,184       170,301    405,837      173,376

            Add weighted average of additional shares issued
                  from assumed conversion of Trust Convertible
                  Preferred Securities                                     4,901,507             -  4,901,507            -

            Weighted average common shares outstanding, as adjusted       37,469,595    22,292,087 37,461,011   22,290,514

            Fully diluted earnings per common share                            $0.44          0.30       1.15         0.55



<F1>
(A) The additional primary computations for all periods, and the fully diluted computations for the 1996 periods, are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.
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